Exhibit 6.8

ADMINISTRATIVE SERVICES AGREEMENT

This Administrative Services Agreement (“Agreement”) is made and entered into as of March 20, 2019 by and between Prometheum, Inc., a Delaware corporation (“Prometheum”) and Manorhaven Capital, LLC, a Delaware limited liability company (“Manorhaven”). Prometheum and Manorhaven may be referred to herein each as a “Party” and collectively, as the “Parties.”

WHEREAS, Manorhaven is a broker-dealer registered with the Securities and Exchange Commission and a member of the Financial Industry Regulatory Authority (“FINRA”); and

WHEREAS, Prometheum is conducting an offering (the “Offering”) pursuant to Regulation A, as amended (“Regulation A”), promulgated under the Securities Act of 1933, as amended (the “Securities Act”) of its ember warrants (the “Ember Warrants”) on a reasonable “best efforts” basis with a minimum offering amount of 5,000,000 Ember Warrants ($5,000,000) (the “Minimum Amount”) and a maximum offering amount of 50,000,000 Ember Warrants for gross proceeds to the Company of $49,500,000 (the “Maximum Amount”); and

WHEREAS, in connection with the Offering, Prometheum has filed with the Securities and Exchange Commission (the “SEC”) and offering statement filed pursuant to Tier 2 of Regulation A on Form 1-A (File No. 024-10760), seeking to qualify the Ember Warrants; and

WHEREAS Prometheum desires to engage Manorhaven to provide the compliance Services (as defined below) in connection with the Offering and Manorhaven desires to provide the Services pursuant to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.             Retention.

(a)          Subject to the terms and conditions of this Agreement, Prometheum hereby engages Manorhaven to provide the Services in connection with Prometheum’s Offering pursuant to Regulation A and Manorhaven hereby accepts the engagement.

(b)          Manorhaven’s engagement hereunder shall be limited to provision of only the Services and shall expressly not include, and Manorhaven shall not (i) provide any advisory or consulting services to Prometheum or any prospective Investor (defined below) with respect to the Offering, or the terms and structure thereof, which will be determined solely and exclusively by Prometheum and its advisers; (ii) participate in the preparation or review of any Offering materials and disclosures, including the investor subscription agreement and the offering circular (collectively, the “Offering Circular”); (iii) participate in the distribution of the Ember Warrants in the Offering on any basis; or (iv) furnish customer or broker lists for solitication. Under no circumstances shall any communication, whether oral or written, be construed or relied on by Prometheum as advice from Manorhaven. Prometheum acknowledges that Manorhaven is not acting as a placement agent or underwriter or otherwise participating in the Offering and has not and will not at any time provide any securities, financing, legal or accounting advice to Prometheum. Prometheum represents that it will only rely on the advice of its securities counsel, accountants and/or auditors, and any placement agent or underwriter. Further, Prometheum acknowledges and understands that Manorhaven will not have any direct communication with investors other than unsolicited contact that will be redirected to Prometheum or Prometheum’s designees.

1

(c)           Manorhaven will not provide Services for any Investors who are introduced to the Offering by a registered broker-dealer that has entered into a selling agreement with Prometheum.

2.             Manorhaven Services.

(a)          Each prospective investor subscribing to purchase Ember Warrants (each an “Investor”) will be required to complete and execute a subscription agreement (each a “Subscription Agreement”) and to deliver the Subscription Agreement to Prometheum pursuant to instructions provided in the Subscription Agreement. Upon receipt of each Subscription Agreement, Prometheum shall promptly send a copy of the Subscription Agreement, by electronic mail, to Manorhaven for its review.

(b)          Promptly after receipt of the Subscription Agreement, Manorhaven shall perform the following (the “Services”) as soon as practicable after receive of a Subscription Agreement:

(i)                review the Subscription Agreement for completeness;

(ii)               conduct reasonable background checks on the Investor(s) for anti-money laundering (“AML”), IRS tax fraud identification and USA PATRIOT Act purposes, and review responses to customer identification information;

(iii)              contact Prometheum, if needed, to gather additional information or clarification regarding Investors;

(iv)              advise Prometheum as to permitted investment limits for Investors pursuant to Regulation A, Tier 2;

(v)               provide Prometheum with prompt notice about inconsistent, incorrect or otherwise flagged (e.g. AML reasons) subscriptions; and

(vi)              keep investor details and data confidential and not disclose to any third-party except Prometheum or as is required by law, or in our performance under this Agreement (e.g. as needed for AML).

3.             Fees; Expenses.

(a)          Administration Fee. As compensation for the Services rendered, Prometheum shall pay to Manorhaven in cash by wire transfer in immediately available funds to an account designated by Manorhaven and amount equal to two percent (2%) of the gross proceeds of each closing.

(b)          Offering Expenses. Prometheum shall reimburse Manorhaven for reasonable documented expenses incurred in connection with providing the Services.

2

4.             Term and Termination of Agreement. The term of this Agreement will commence upon the execution of this Agreement and will terminate at the earlier of the (i) the one year anniversary of the date the Offering is qualified by the SEC, (ii) the date that the Maximum Amount has been sold, and (iii) the date that the Offering is terminated by Prometheum (the “Termination Date”). Notwithstanding anything to the contrary contained herein, any provision in this Agreement concerning or relating to indemnification, contribution, advancement, Prometheum’s representations and warranties and Prometheum’s obligations to pay fees and reimburse expenses will survive any expiration or termination of this Agreement.

5.             Representations and Warranties of Prometheum. Prometheum hereby represents, warrants and covenants to Manorhaven, as of the date hereof that:

(a)          Organization and Qualification. Prometheum is an entity duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted. Prometheum is not in violation nor default of any of the provisions of its respective certificate or articles of incorporation, bylaws or other organizational or charter documents. Prometheum is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not have or reasonably be expected to result in: (i) a material adverse effect on the legality, validity or enforceability of this Agreement or any other agreement entered into between Prometheum and the Investors, (ii) a material adverse effect on the results of operations, assets, business, prospects or condition (financial or otherwise) of Prometheum and the Subsidiaries, taken as a whole, or (iii) a material adverse effect on Prometheum’s ability to perform in any material respect on a timely basis its obligations under this Agreement or any transaction contemplated in connection with the Offering (any of (i), (ii) or (iii), a “Material Adverse Effect”) and no action, claim, suit, investigation or proceeding (including, without limitation, an informal investigation or partial proceeding, such as a deposition), whether commenced or threatened (“Proceeding”) has been instituted in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such power and authority or qualification.

(b)          Authorization; Enforcement. Prometheum has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder. The execution and delivery of this Agreement by Prometheum and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Prometheum. This Agreement has been duly executed by Prometheum and, when delivered in accordance with the terms hereof, will constitute the valid and binding obligation of Prometheum enforceable against Prometheum in accordance with its terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

3

6.             Representations and Warranties of Manorhaven. Manorhaven hereby represents and warrants to Prometheum, as of the date hereof that:

(a)          Organization and Qualification. Manorhaven is an entity duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted. Manorhaven is not in violation nor default of any of the provisions of its respective certificate or articles of incorporation, bylaws or other organizational or charter documents. Manorhaven is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not have or reasonably be expected to result in a Material Adverse Effect and no Proceeding has been instituted in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such power and authority or qualification.

(b)          Authorization; Enforcement. Manorhaven has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder. The execution and delivery of this Agreement by Manorhaven and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Manorhaven. This Agreement has been duly executed by Manorhaven and, when delivered in accordance with the terms hereof, will constitute the valid and binding obligation of Manorhaven enforceable against Manorhaven in accordance with its terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

7.             Mutual Indemnification. Each Party shall indemnify, defend and hold the other Party harmless from all liabilities, costs and expenses (including, without limitation, attorneys fees) that such Party may suffer, sustain or become subject to as a result any misrepresentation or breach of warranty, covenant or agreement of the indemnifying Party contained herein or the indemnifying Party’s gross negligence or willful misconduct in performance of its obligations under this Agreement.

8.             Amendments and Waivers. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. The failure of a party to exercise any right or remedy shall not be deemed or constitute a waiver of such right or remedy in the future. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver be deemed or constitute a continuing waiver unless otherwise expressly provided.

9.             Confidentiality. In the event of the consummation or public announcement of any Offering, Manorhaven shall have the right to disclose its participation in such Offering, including, without limitation, the placement at its cost of “tombstone” advertisements in financial and other newspapers and journals. Manorhaven agrees not to use any confidential information concerning Prometheum provided to Manorhaven by Prometheum for any purposes other than those contemplated under this Agreement.

4

10.           Headings. The headings of the various sections of this Agreement have been inserted for convenience of reference only and will not be deemed to be part of this Agreement.

11.           Counterparts. This Agreement may be executed in one or more counterparts and, if executed in more than one counterpart, the executed counterparts shall each be deemed to be an original and all such counterparts shall together constitute one and the same instrument.

12.           Severability. In case any provision contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein will not in any way be affected or impaired thereby.

[Signature Page Follows]

5

IN WITNESS WHEREOF, Prometheum and Manorhaven have caused this Agreement to be duly executed and delivered as of the date first written above.

PROMETHEUM, INC.

By:
Name: Martin H. Kaplan
Title: Chairman

MANORHAVEN CAPITAL, LLC

By:
Name: Zachary Marans
Title: Chief Executive Officer
6